Exhibit 21

Schedule of Subsidiaries

Name                                      State of Incorporation

First Penn Bank                                Pennsylvania

Jade Abstract Company                          Pennsylvania

Jade Insurance Company                         Pennsylvania

Transnational Mortgage Corp.                   Pennsylvania

PSA Service Corp.                              Pennsylvania

PSA Financial Corp.                            Pennsylvania

PSA Consumer Discount Company                  Pennsylvania